Exhibit (a)(1)(vi)

Ansell Limited

Withdrawal/Amendment Form – American Depositary Shares

THIS DOCUMENT IS IMPORTANT. IF YOU DO NOT UNDERSTAND IT YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISER.

[A]

You should refer to the instructions before completing this form. Check one (only):

[B]	Withdrawal: I/We instruct JPMorgan Chase to withdraw my/our previous Letter of Transmittal in its entirety and I/we do not wish to replace it with a new Letter of Transmittal. (You only need to complete Section A, Section B and sign at Section C)

Amendment: I/We wish to instruct JPMorgan Chase to withdraw my/our previous Letter of Transmittal in its entirety and wish to replace it with this Withdrawal/Amendment Form as new Letter of Transmittal as set out below. (Complete Section A to C)

I/We instruct JPMorgan Chase to offer to sell the Ordinary Shares represented by American Depositary Shares (ADSs) to Ansell Limited at the final purchase price specified and on the terms and conditions set out in the Offer to Purchase dated October 14, 2004 and related documents:

ADSs at the final purchase price ←	Insert the number of ADSs (if any) you wish to tender at the final purchase price.

The undersigned hereby represents and warrants that the undersigned:

(1)	has a net long position in the ADSs at least equal to the number of ADSs being tendered;
(2)	has full power and authority to tender, sell, assign and transfer the ADSs tendered hereby and that, when the same are accepted for payment by Ansell Limited, Ansell will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and
(3)	will, upon request, execute and deliver any additional documents deemed by the ADS Tender Agent or Ansell to be necessary or desirable to complete the sale, assignment and transfer of the ADSs being tendered.

The undersigned understands that tenders of ADSs pursuant to any one of the procedures described in Section 3 of the Offer to Purchase for tendering ADSs and in the instructions hereto will constitute an agreement between the undersigned and Ansell upon the terms and subject to the conditions of the Offer. The undersigned acknowledges that under no circumstances will Ansell pay interest on the purchase price for Ordinary Shares or ADSs.

The undersigned recognizes that, under certain circumstances set forth in the Offer to Purchase, Ansell may terminate or amend the offer or may postpone the acceptance for payment of, or the payment for, Ordinary Shares and/or ADSs tendered or may accept for payment fewer than all of the Ordinary Shares and/or ADSs tendered.

By executing this Withdrawal/Amendment Form and submitting same as a new Letter of Transmittal, the undersigned hereby irrevocably appoints the designees of Ansell as the attorney and proxy of the undersigned, each with full power of substitution, to the full extent of the undersigned’s rights with respect to the ADSs tendered. This proxy and power of attorney is coupled with an interest in the tendered ADSs, is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of the tendered ADSs by Ansell in accordance with other terms of the offer. Acceptance for payment will revoke all other proxies and powers of attorney granted by the undersigned at any time with respect to the tendered ADSs, and no subsequent proxies, powers of attorney, consents or revocations may be given by the undersigned with respect thereto (and if given will not be deemed effective). The undersigned understands that, in order for ADSs to be deemed validly tendered, immediately upon Ansell’s acceptance of the tendered ADSs for payment, Ansell must be able to exercise all rights with respect to the tendered ADSs.

[C]	Please sign within the boxes below in accordance with instructions

Individual OR Sole Director and Sole Company Secretary	Joint Shareholder 2 OR Director/Company Secretary	Joint Shareholder 3 OR Director

Please provide your contact details:

/ /
Date	Contact name and daytime telephone number

Withdrawal/Amendment Form Instructions

American Depositary Shares

THIS WITHDRAWAL/AMENDMENT FORM MAY ONLY BE USED TO WITHDRAW/AMEND A TENDER OF ADSs. IT MAY NOT BE USED TO WITHDRAW OR AMEND A TENDER OF ORDINARY SHARES. INSTEAD, TO WITHDRAW OR AMEND SUCH A TENDER OF ORDINARY SHARES, YOU MUST USE THE SEPARATE WITHDRAWAL/AMENDMENT FORM FOR ORDINARY SHARES.

For the purposes of calculating the purchase price for ADSs, each tender of an ADS will be treated by Ansell Limited as a tender of the four Ordinary Shares underlying such ADSs. Therefore, the purchase price per ADS will be four times the purchase price per Ordinary Share.

You should use this ADS Withdrawal/Amendment Form if you are tendering physical American Depositary Receipts evidencing ADSs. If your ADSs are held through a bank, broker or other financial intermediary, you should contact such bank, broker or other financial intermediary to determine the withdrawal/amendment procedures applicable to you.

How to complete the Withdrawal/Amendment Form

The instructions below are cross-referenced to the Withdrawal/Amendment Form. Please complete the form in black ink.

A	This is the total number of ADSs registered in your name that confer an entitlement to participate in the offer.

B	Check one of the two lines only.

–	Check the “Withdrawal” Line if you wish to withdraw your previous Letter of Transmittal in its entirety and you do not wish to replace it with a new Letter of Transmittal. You need to complete Section A, Section B and Section C.

–	Check the “Amendment” Line if you wish to withdraw your previous Letter of Transmittal in its entirety and replace it with this Withdrawal/Amendment Form as a new Letter of Transmittal. Complete Sections A to C. You acknowledge that your new tender(s) are offers to sell the tendered ADS to Ansell Limited at the final purchase price specified and on the terms and conditions set out in the offer documents.

C	Sign and date the Withdrawal/Amendment Form at Section C. By signing and returning this Withdrawal/Amendment Form you acknowledge that you have read and understood the offer documents and that the tender(s) specified in this Withdrawal/Amendment Form are offers to sell the tendered Ordinary Shares underlying ADSs to Ansell Limited at the final purchase price specified and on the terms and conditions set out in the Offer to Purchase dated October 14, 2004 and related documents.

Joint	shareholders — all holders must sign.

Under power of attorney — if not already noted by the ADS Tender Agent, a certified copy of the power of attorney must accompany this form. Where this form is signed under power of attorney, the attorney declares that the attorney has no notice of revocation of the power or the death of the donor of the power.

Deceased estate — all executors should sign and, if not already noted by the ADS Tender Agent, a certified copy of probate or letters of administration must accompany this form.

Company — this form must be signed by 2 directors, a director and company secretary or, in the case of a company with a sole director who is also the sole company secretary, the sole director.

Please also provide a contact name and daytime telephone number in case we need to contact you about your tender.

Submitting your Withdrawal/Amendment Form

If you require further information on how to complete this form please contact the Information Agent, Georgeson Shareholder, at 1-800-506-7178 from 8:30 a.m. to 5:30 p.m.

Send or deliver your completed and signed Withdrawal/Amendment Form to the following address so that it is received no later than 5:00 p.m. New York time on November 10, 2004.

By First Class Mail	By Overnight Mail or Hand Delivery
JPMorgan Chase Bank	JPMorgan Chase Bank
Attn: Equiserve Corporate Reorganization	Attn: Equiserve Corporate Reorganization
PO Box 859208	161 Bay Street Road
Braintree, MA 02184-859208	Braintree, MA 02184

DELIVERY OF THE WITHDRAWAL/AMENDMENT FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE ADS TENDER AGENT.